Aston Funds

EXHIBIT TO ITEM 77I
Terms of New or Amended Securities



ASTON/Herndon Large Cap Value Fund - Class I
The ASTON/Herndon Large Cap Value Fund has issued Class I shares of beneficial interest. Each share of the Class I shares of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument for the Aston
Funds.
A description of Class I shares of the ASTON/Herndon
Large Cap Value Fund is incorporated by reference to the Post-Effective Amendment No. 122 to the Registration
Statement as filed with the SEC via EDGAR on February 25, 2011 (Accession No. 0001193125-11-047653).


ASTON/River Road Independent Value Fund - Class N
ASTON/River Road Long-Short Fund - Class N

The officers of the Trust are authorized and directed to issue and sell shares of beneficial interest of each of ASTON/River Road Independent Value Fund - Class N and
ASTON/River Road Long-Short Fund Class N, to the public, all as set forth in and consistent with the provisions of the Registration Statement relating to each New Series, as such Registration Statement may be amended from time to time, and that such shares, when issued and paid for, shall be validly issues, fully paid and non-assessable.
A description of Class N shares of the ASTON/River Road
Independent Value Fund is incorporated by reference to the Post-Effective Amendment No. 120 to the Registration
Statement as filed with the SEC via EDGAR on December 28, 2010 (Accession No. 0001193125-10-289120).

A description of Class N shares of the ASTON/River Road
Long-Short Fund is incorporated by reference to the Post-
Effective Amendment No. 121 to the Registration Statement as filed with the SEC via EDGAR on December 29, 2010
(Accession No. 0001193125-10-290262).